Exhibit 10.22

2011 DIRECTOR COMPENSATION

Effective March 8, 2011, directors who are not executive officers of StoneMor GP LLC, the general partner of StoneMor Partners L.P., shall receive the following compensation for their services on the board of directors (the “Board”) and committees of the Board:

•	an annual retainer consisting of: (i) $22,500 payable in cash, (ii) $12,500 payable in deferred restricted phantom units; and (iii) $10,000 payable in cash or deferred restricted phantom units;

•	a meeting fee of $1,000 for each meeting of the Board attended in person and a meeting fee of $750 for each committee meeting attended in person; and

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a fee of $500 for participation in each telephone Board call that lasts longer than one hour, but less than two hours, and a fee of $1,000 for participation in each telephone Board call that lasts two or more hours.

In addition, the chairman of our Audit Committee receives an annual retainer of $10,000 and the chairman of each of our compensation committee and trusts and compliance committee receives an annual retainer of $2,500 for serving as chairmen of Board committees.